Exhibit 99.3

LETTER TO REGISTERED HOLDERS

EMCORE CORPORATION

Exchange Offer

5% Convertible Senior Subordinated Notes due May 15, 2011 and
Shares of Common Stock for its
5% Convertible Subordinated Notes due May 15, 2006

THE EXCHANGE OFFER WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME,
ON JANUARY     , 2004 UNLESS EXTENDED (THE "EXPIRATION DATE"). TENDERS
MAY BE WITHDRAWN PRIOR TO 11:59 P.M., NEW YORK CITY
TIME, ON THE EXPIRATION DATE

Delivery To:

Wilmington Trust Company, Exchange Agent

By Regular Mail or Overnight Courier: Christine Kushto, CCTS Financial Services Officer Wilmington Trust Company 1100 North Market Street Rodney Square North Wilmington, DE 19890-1615	By Registered & Certified Mail: Christine Kushto, CCTS Financial Services Officer Wilmington Trust Company 1100 North Market Street Rodney Square North Wilmington, DE 19890-1615	In Person by Hand Only: Christine Kushto, CCTS Financial Services Officer Wilmington Trust Company 1100 North Market Street Rodney Square North Wilmington, DE 19890-1615
For Information or Confirmation by Telephone Call: (302) 636-6469
By Facsimile Transmission (For Eligible Institutions Only): (302) 636-4145
Attention: Christine Kushto

DELIVERY OF THIS INSTRUMENT TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE, OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE, WILL NOT CONSTITUTE A VALID DELIVERY.

To: Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

EMCORE Corporation (the "Company") is offering, upon and subject to the terms and conditions set forth in the preliminary Prospectus, dated December 24, 2003 (the "Prospectus"), and the enclosed Letter of Transmittal (the "Letter of Transmittal"), to exchange (the "Exchange Offer") its 5 % Convertible Senior Subordinated Notes due May 15, 2011 and shares of its common stock for its outstanding 5% Convertible Subordinated Notes due May 15, 2006 (the "Existing Notes").

We are requesting that you contact your clients for whom you hold Existing Notes regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold Existing Notes registered in your name or in the name of your nominee, or who hold Existing Notes registered in their own names, we are enclosing the following documents:

1.	A preliminary Prospectus dated December 24, 2003;
2.	A Letter of Transmittal for your use and for the information of your clients;
3.	A Notice of Guaranteed Delivery to be used to accept the Exchange Offer if time will not permit all required documents to reach the Exchange Agent prior to the Expiration Date (as defined below) or if the procedure for book-entry transfer cannot be completed on a timely basis;
4.	A form of letter which may be sent to your clients for whose account you hold Existing Notes registered in your name or the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Exchange Offer;
5.	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and
6.	Return envelopes addressed to Wilmington Trust Company, 520 Madison Avenue, 33rd Floor, New York, NY 10022, Attn: Christine Kushto, the Exchange Agent for the Exchange Offer.

Your prompt action is requested. The Exchange Offer will expire at 11:59 p.m., New York City Time, on January     , 2004, unless extended by the Company (the "Expiration Date"). Existing Notes tendered pursuant to the Exchange Offer may be withdrawn at any time before the Expiration Date.

To participate in the Exchange Offer, a duly executed and properly completed Letter of Transmittal (or facsimile thereof), or an electronic confirmation pursuant to the Depository Trust Company's ATOP system, with any required signature guarantees and any other required documents, should be sent to the Exchange Agent all in accordance with the instructions set forth in the Letter of Transmittal and the Prospectus.

If a registered holder of Existing Notes desires to tender, but the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected by following the guaranteed delivery procedures described in the Prospectus under "The Exchange Offer—Guaranteed Delivery Procedures."

The Company will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding the Prospectus and the related documents to the beneficial owners of Existing Notes held by them as nominee or in a fiduciary capacity. The Company will pay or cause to be paid all stock transfer taxes applicable to the exchange of Existing Notes pursuant to the Exchange Offer, except as set forth in Instruction 5 of the Letter of Transmittal.

Any inquiries you may have with respect to the Exchange Offer, or requests for additional copies of the enclosed materials, should be directed to Wilmington Trust Company, the Exchange Agent for the Exchange Offer, at its address and telephone number set forth on the front of the Letter of Transmittal, or to the Information Agent, DF King & Co., Inc., toll free at (800) 431-9642.

Very truly yours,

EMCORE CORPORATION

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE COMPANY OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS OR THE LETTER OF TRANSMITTAL.